Exhibit 99.1

Guerrilla RF Completes Final Closing of $9.2 Million Private Placement Equity Financing

Company completes final close of previously announced private placement equity financing; total gross proceeds of $9.2 million

GREENSBORO, NC—March 1, 2023—Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art RF and microwave communications solutions, today announced that it has completed its previously announced private placement equity financing, selling approximately 7.1 million units to accredited investors, each unit comprising one share of the Company’s common stock and one warrant to purchase one half (0.5) of a share of common stock -- for $1.30 per unit. The warrants have an exercise price of $2.00 per share and a term of five years. The private placement has resulted in aggregate gross proceeds of approximately $9.2 million.

“The funds will provide the resources needed to support our working capital, expand our R&D initiatives and accelerate our growth through new market penetration, expand our product offerings, and capitalize on our strong competitive position,” said Ryan Pratt, Founder and Chief Executive Officer of Guerrilla RF.

“These investments in our expanded design center, lab space, and R&D initiatives are expected to translate into future revenue.  The strong investor demand is a positive indicator of confidence in our team’s ability to expand into different markets spanning automotive to SATCOM, GPS, and infrastructure-related projects.”

Laidlaw & Company (UK), Ltd. served as the placement agent for the offering. GP Nurmenkari, Inc. (as consulted by Intuitive Venture Partners), served as a selected dealer and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP served as legal counsel for the Company.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 150 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840